Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-90338


                                   PROSPECTUS

                               IMMUNOMEDICS, INC.

                         288,900 Shares of Common Stock

The Issuer

Immunomedics, Inc.
300 American Road
Morris Plains, New Jersey 07950
(973) 605-8200

The Selling Stockholder

Beckman Coulter, Inc.
4300 N. Harbor Boulevard
P.O. Box 3100
Fullerton, California 92834-3100
(714) 871-4848

The selling stockholder is offering to sell (i) 138,900 shares of common stock that we issued to it on May 23, 2002 pursuant to our Purchase and Sale Agreement with the selling stockholder and Coulter Corporation, a subsidiary of the selling stockholder, dated as of May 21, 2002, and (ii) up to 150,000 shares that we may issue to the selling stockholder upon exercise of our Warrant, dated May 23, 2002.

Trading Symbol

     Nasdaq National Market - "IMMU"

     The last reported sale price of a share of our common stock on Nasdaq on June 7, 2002 was $7.05.

The Offering

The selling stockholder may sell shares of our common stock from time to time on the Nasdaq National Market at the prevailing market price or in private, negotiated transactions. The shares will be sold at prices determined by the selling stockholder. We will not receive any part of the proceeds from the sale. We are paying the expenses in connection with the registration of the shares with the Securities and Exchange Commission.

A purchase of shares involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  June 19, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ABOUT THIS PROSPECTUS..........................................................2
RISK FACTORS...................................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................11
OUR BUSINESS..................................................................11
USE OF PROCEEDS...............................................................13
SELLING STOCKHOLDER...........................................................13
PLAN OF DISTRIBUTION..........................................................13
LEGAL MATTERS.................................................................15
EXPERTS.......................................................................15
WHERE YOU CAN FIND MORE INFORMATION...........................................15
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................16



                              ABOUT THIS PROSPECTUS

You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See "Incorporation of Documents by Reference" on page 16. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                  RISK FACTORS

        Factors That May Affect The Future Results of Immunomedics, Inc.

The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that are currently deemed immaterial, may also impair our business, financial condition and results of operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. An investment in shares of our common stock is very speculative and involves a high degree of risk.

              Risks Relating to Our Business, Industry and Strategy

We have a history of operating losses and may never become profitable.

We have received only limited revenue from the sale of our first two diagnostic imaging products, and have never received revenue from the commercialization of any therapeutic product. We have incurred significant operating losses since our formation in 1982 and have not earned a profit since that time. These operating losses and our failure to be profitable have been due mainly to the significant amount of money that we have spent on our research and development programs. As of March 31, 2002, we had an accumulated deficit of approximately $115 million. We expect to continue to experience significant operating losses as we attempt to develop and commercialize our product candidates. If we fail in our attempts to develop successful therapeutic products, it is likely that we would never achieve significant revenues or become profitable, either of which would seriously jeopardize our ability to continue as a going concern.

Most of our therapeutic product candidates are at an early stage of development and we may not be able to successfully develop and commercialize them.

Most of our therapeutic product candidates are still at the early stages of pre-clinical and clinical development. Significant further research and development, financial resources and management time will be required to develop commercially viable therapeutic products and obtain the necessary regulatory approvals. We may never be able to successfully develop and commercialize any therapeutic product candidates. If we fail to gain timely approval from the U.S. Food and Drug Administration, or FDA, and other foreign regulatory authorities to commercialize our product candidates, we will be unable to generate the revenues we will need to execute our business plan.

Our ability to market future products will depend upon our first obtaining and then maintaining regulatory approvals, both of which are subject to a number of risks and uncertainties.

In order to obtain the regulatory approvals necessary for the successful commercialization of our product candidates, we will be required to complete extensive clinical trials in humans to demonstrate the safety and efficacy of each product candidate to the satisfaction of the FDA and applicable foreign regulatory authorities. Even once we begin clinical trials for a new diagnostic or therapeutic product, it may take up to ten years or more to receive the required regulatory approval to commercialize that product and begin to market it to the public. In addition, each stage of clinical development is generally more costly than the prior stage, and we may need to expend substantial resources on a product candidate only to determine that it cannot be successfully commercialized. Various Federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of diagnostic and therapeutic products. The expensive and lengthy process of obtaining these approvals, and the maintenance of compliance with applicable statutes and regulations, will require us to expend substantial financial resources and management time.

A clinical trial may be suspended or terminated by us or the FDA, or otherwise fail, for a number of reasons, including:

o the product candidate may cause unforeseen adverse side effects or demonstrate other characteristics that make it impossible or impracticable for us to continue its development;

o any positive results from pre-clinical studies and initial clinical trials may not be predictive of results that will be obtained in later-stage testing;

o we may be unable to timely recruit a sufficient number of patients for our clinical trials which may result in increased costs and delays;

o we may not be able to manufacture sufficient quantities of the compound necessary to complete the clinical trial, or for later commercialization;

o trial results may indicate that the product candidate is not as safe or effective as other available therapies; and

o the clinical investigators, trial monitors or trial subjects may fail to comply with the trial plan or protocol, resulting in delays and additional expense.

Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approvals for our product candidates, particularly the ongoing Phase II, Phase III and future trials for epratuzumab, could severely harm our business and results of operation. These approvals may not be granted on a timely basis, if at all, and even if granted may not cover all the clinical indications for which we are seeking approval. The approvals may also contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Even after approval can be obtained, we may be required to recall or withdraw a product as a result of newly discovered safety or efficacy concerns, either of which would have a materially adverse effect on our business and results of operations.

If we are unsuccessful in completing our shift in focus from our diagnostic imaging products to our pipeline of therapeutic product candidates, our business will be materially and adversely affected.

As we complete the shift in our focus from diagnostic imaging to our therapeutic product candidates, and as our scientific efforts lead us into the study of diseases outside of our area of principal expertise, we will have to either develop the necessary expertise internally or form strategic collaborations to obtain access to such expertise. If we proceed independently, we will require additional technical resources and personnel that may be difficult and costly to obtain. If we decide to enter into collaboration arrangements, we may find it necessary to relinquish rights to some of our technologies, products or product candidates that we would otherwise choose to pursue independently. If we are unable to either acquire the necessary expertise or enter into collaborations on acceptable terms, our ability to develop additional therapeutic product candidates would be adversely affected.

If we are not able to successfully develop a market for our current and future products, our ability to continue as a going concern would be severely jeopardized despite any scientific accomplishments we may have achieved.

Our diagnostic imaging products are the only products which we are currently permitted to market and sell, and we do not have approval to sell LeukoScan in the United States. To date, we have been able to develop only a limited market for these products, and as a result have received only limited revenues from the sale of these products. We have not yet even begun to develop a market for our therapeutic product candidates. In the event we are unable to achieve broad market acceptance of our current or future products, our business and financial condition would be materially and adversely affected.

We are dependent upon Amgen for the final development and commercialization of Epratuzumab in North America and Australia, and they may not be successful.

We have licensed our most advanced therapeutic compound, epratuzumab, to Amgen in North America and Australia. As a result, Amgen is solely responsible, and we are depending upon them, for completing the clinical development of epratuzumab, obtaining all necessary regulatory approvals, and then commercializing and manufacturing the compound for sale in these markets. If Amgen does not fully perform its responsibilities under our agreement, or if the ongoing clinical trials being conducted by Amgen are not successful or are terminated by Amgen for any other reason, our ability to commercialize this product candidate in the future, as well as other product candidates we have in development which are closely related to epratuzumab, would be severely jeopardized. In such event, it is likely we would never receive any of the milestone payments or royalties that we are eligible to receive under our agreement with Amgen, and our ability to fund the development and testing of our other product candidates would be adversely affected.

We currently receive funds from a limited number of sources, and we will need to find additional sources of funding in order to be successful.

To date, we have funded our research and development programs using cash obtained principally from:

o    the sale of our equity securities;

o    payments from Amgen under our licensing agreement;

o    product sales of CEA-Scan and LeukoScan;

o    fees and grants from corporate, academic and governmental partners; and

o    interest income from our investments.

We may not continue to receive funding from any of these sources, or the amount of such funding may be dramatically reduced. Even if we do continue to receive these funds, we will need to obtain other sources of funding to continue to conduct our research and development programs and execute our business plan.

If we are unable to obtain the additional capital we need on a timely basis, our ability to operate and grow our business will be adversely affected.

We intend to continue expending substantial financial resources on our research and development programs, and we will need additional capital in order to obtain regulatory approvals and commercialize our therapeutic product candidates. If our need for cash depletes our existing resources sooner than we otherwise anticipate, we will be required to either obtain additional capital quickly, or else significantly reduce our operating expenses and capital expenditures, either of which could have a material and adverse effect on us.

Our future capital requirements will depend on numerous factors, including:

o    the progress of our research and development programs;

o    the progress of pre-clinical and clinical testing;

o our need for manufacturing sufficient quantities of our product candidates for clinical testing and commercialization;

o    the time and costs involved in obtaining regulatory approvals;

o the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

o    competing technological and market developments;

o    our   ability   to   establish   collaborative   arrangements   with  large
     pharmaceutical companies and other qualified strategic partners; and

o    the  requirements   and  timing  of  entering  into  technology   licensing
     agreements and other similar arrangements.

While we believe that our existing cash resources will be sufficient to fund our operations for at least the next 18 months, we may need additional cash before then for many reasons, including changes in our research and development plans, other factors affecting our operating expenses, the need for unexpected capital expenditures, and costs associated with any acquisitions of other businesses, assets or technologies that we may choose to undertake.

Our ability to raise future capital on acceptable terms will depend on conditions in the public and private debt and equity markets, our operating performance, as well as the overall performance of other companies in the biopharmaceutical and biotechnology sectors. Additional financing may not be available to us when we need it on terms we find acceptable, if at all.
Furthermore, the terms of any such debt or equity financing may include covenants which limit our future ability to manage the business, contain preferences, privileges and rights superior to those enjoyed by holders of our common stock, and cause substantial dilution to our existing stockholders.

Certain potential for conflicts of interest, both real and perceived, exist which could result in expensive and time-consuming litigation.

Certain of our affiliates, including members of our senior management and Board of Directors and their respective affiliates, have relationships and agreements both with us as well as among themselves that create the potential for both real, as well as perceived, conflicts of interest. These include Dr. David M. Goldenberg, our Chairman and Chief Scientific Officer, Ms. Cynthia L. Sullivan, our President and Chief Executive Officer, and certain companies with which we do business, including the Center for Molecular Medicine and Immunology, or CMMI, IMG Technology, LLC, and IBC Pharmaceuticals, LLC.

For example, Dr. Goldenberg is the founder, President and a member of the Board of Trustees of CMMI, a not-for-profit cancer research center that we use to conduct certain research activities. Dr. Goldenberg's employment agreement with us permits him to devote more of his time working for CMMI than for us, and other key personnel of our company also have responsibilities to both CMMI and us. As a result, the potential for both real and perceived conflicts of interest exists, and disputes could arise over the allocation of research projects and ownership of intellectual property rights. In addition, in the event that we become involved in stockholder litigation regarding these potential conflicts, we might be required to devote significant resources and management time defending the company from these claims, which could adversely affect our results of operations.

If we cannot successfully and efficiently manufacture the compounds which make up our products and product candidates, our ability to sell products and conduct clinical trials will be impaired.

Our ability to supply the demand for our existing diagnostic products, as well as conduct pre-clinical and clinical research and development programs, depends, in part, on our ability, or that of our partners, to manufacture our proprietary compounds in accordance with FDA and other regulatory requirements. We have no experience in manufacturing these compounds in significant quantities, and we may not be able to do so in the quantities and with the degree of purity that is required. We currently rely on our manufacturing facilities in New Jersey, and the technical staff working there, for substantially all of our manufacturing needs. Any interruption in manufacturing at this site, whether by natural acts or otherwise, would significantly and adversely affect our operations, and delay our research and development programs. We have encountered manufacturing difficulties in the past, and it is likely that we will encounter similar difficulties in the future. In addition, we may also have difficulties from time to time obtaining the raw materials necessary in the manufacturing process.

We have recently begun to scale up our manufacturing facilities in anticipation of future needs, but our completion of this build-out is subject to a number of risks and uncertainties. If we are unsuccessful in expanding our own manufacturing facilities, or are otherwise unable to contract with a qualified third-party to manufacture these compounds on acceptable terms, our ability to complete pre-clinical and clinical testing and to supply commercial quantities of our products would be adversely affected. In addition, if our manufacturing facilities fail to comply with FDA and other regulatory requirements, we may be required to suspend manufacturing, perhaps for an extended period of time. This could have a material adverse effect on our financial condition and cash flow.

Our collaboration agreements may fail or be terminated unexpectedly, which could result in significant delays and substantial increases in the cost of our research, development and commercialization of our product candidates.

We are party to various arrangements with academic, governmental and corporate partners. The successful development and commercialization of the product candidates covered by these arrangements will depend upon the ability of these third parties to fully perform their contractual responsibilities. If any of these parties breaches or unexpectedly terminates their agreement with us, or otherwise fails to conduct their activities in a timely manner, the development or commercialization of our product candidates may be delayed. For example, the Center for Molecular Medicine and Immunology, a not-for-profit cancer research center of which Dr. David M. Goldenberg our Chairman and Chief Scientific Officer, is President and a Trustee, performs contracted pilot and pre-clinical trials in areas of importance to us, as well as basic research and pre-clinical evaluations in a number of areas of potential interest to us. If CMMI were to become unwilling or unable to provide these services on comparable terms, we would have to quickly make alternative arrangements with third parties, which could significantly delay and increase the expenses associated with these programs.

Our dependence upon third parties for the manufacture of proprietary compounds may have the effect of increasing our costs while also limiting our ability to develop and deliver these compounds on a timely basis. For example, if we contract  with a third  party for the  development  and  production  of  certain humanized antibodies and this party does not perform according to our expectations, our ability to complete the development and commercialization of these product candidates will be adversely affected. In addition, we currently rely on a single third party, SP Pharmaceuticals, to perform certain end-stage portions of the manufacturing process for our diagnostic imaging products, CEA-Scan and LeukoScan. We do not currently have the resources necessary to perform these processes, and if SP Pharmaceuticals were to become unwilling or unable to do so for any reason, we would be unable to deliver these products to customers until we entered into an agreement with another qualified manufacturer. This could cause substantial delays in customer deliveries and adversely affect our results of operations.

While we intend to continue to enter into additional collaborations and similar agreements as opportunities arise, we may not be able to negotiate these arrangements on favorable terms, if at all, and these relationships may not be successful.

Our future success will depend upon our ability to first obtain and then adequately protect our patent and other intellectual property rights, as well avoiding the infringement of the rights of others.

Our future success will be highly dependent upon our ability to first obtain and then defend the patent and other intellectual property rights necessary for the commercialization of our product candidates. We have filed numerous patent applications on the technologies and processes that we use in the United States and certain foreign countries. Although we have obtained a number of issued U.S. patents to date, the patent applications owned or licensed by us may not result in additional patents being issued. Moreover, these patents may not afford us the protection we need against competitors with similar technologies or products.

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
The successful development of diagnostic and therapeutic products frequently requires the application of multiple technologies which may be subject to the patent or other intellectual property rights of third parties. Although we believe it is likely we will need to license technologies and processes from third parties in the ordinary course of our business, we are not currently aware of any material conflict involving our technologies and processes with any valid patents or other intellectual property rights owned or licensed by others. In the event that a third party were to claim such a conflict existed, they could sue us for damages as well as seek to prevent us from commercializing our product candidates. It is possible that a third party could successfully claim that our products infringe on their intellectual property rights. Uncertainties resulting from the litigation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Any patent litigation or other proceeding, even if resolved in our favor, would require significant financial resources and management time. Some of our competitors may be able to sustain these costs more effectively than we can because of their substantially greater financial and managerial resources. If a patent litigation or other proceeding is resolved unfavorably to us, we may be enjoined from manufacturing or selling our products without a license from the other party, in addition to being held liable for significant damages. We may not be able to obtain any such license on commercially acceptable terms, if at all.

Our ability to continue to sell one of our existing products and successfully commercialize a number of our product candidates will suffer if we are unsuccessful in defending our European patents involving CEA antibodies.

We have been involved in patent litigation with F. Hoffmann-LaRoche since 1996 concerning the validity of our European patents covering the proprietary antibody we use in CEA-Scan, our cancer imaging product, and labetuzumab, our cancer therapy product candidate. These patents also cover the use of certain highly specific anti-CEA antibodies which we believe have a number of other therapeutic uses. We believe that Hoffman-LaRoche has infringed our patents, and they have responded by seeking to nullify the patents in question. If we are unsuccessful in these proceedings, our ability to execute our business plan could be materially and adversely affected.

If we are unable to keep our trade secrets confidential, our technologies and other proprietary information may be used by others to compete against us.

In addition to our reliance on patents, we attempt to protect our proprietary technologies and processes by relying on trade secret laws, nondisclosure and confidentiality agreements, and licensing arrangements with our employees and other persons who have access to our proprietary information. These agreements and arrangements may not provide meaningful protection for our proprietary technologies and processes in the event of unauthorized use or disclosure of such information. In addition, our competitors may independently develop substantially equivalent technologies and processes or otherwise gain access to our trade secrets or technology, either of which could materially and adversely affect our competitive position.

We face substantial competition in the biotechnology industry and may not be able to compete successfully against one or more of our competitors.

The biotechnology industry is highly competitive, particularly in the area of diagnostic and therapeutic oncology products. In recent years there have been extensive technological innovations achieved in short periods of time, and it is possible that future technological changes and discoveries by others could result in our products and product candidates quickly becoming uncompetitive or obsolete. A number of companies, including IDEC Pharmaceuticals, Genentech, Glaxo SmithKline, Ligand Pharmaceuticals, Millennium Pharmaceuticals, Nycomed Amersham, Protein Design Laboratories, Schering AG and Corixa Pharmaceuticals, are engaged in the development of diagnostic and therapeutic oncology products. Many of these companies have significantly greater financial, technical and marketing resources than we do. In addition, many of these companies have more established positions in the pharmaceutical industry and are therefore better equipped to develop, commercialize and market oncology products. Even some smaller competitors may obtain a significant competitive advantage over us if they are able to discover or otherwise acquire patentable inventions, form collaborative arrangements or merge with larger pharmaceutical companies.

We expect to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of research and development in the field of antibody-based technologies, and they are increasingly aware of the commercial value of their findings. As a result, they are demanding greater patent and other proprietary rights, as well as licensing and future royalty revenues.

Our limited marketing and sales experience could impair our ability to successfully sell products.

We are currently relying, in substantial part, on our own limited sales and marketing staff to market our current diagnostic imaging products, CEA-Scan and LeukoScan. We currently have no marketing or sales experience for our therapeutic product candidates and will need to attract qualified sales and marketing professionals or identify out-licensing opportunities in order to commercialize any future therapeutic products. If we are unable to successfully build our sales force, our ability to sell products, as well as our financial condition and operating results, could be materially and adversely affected.

We could be temporarily unable to sell our diagnostic products if our agreements with distributors are unexpectedly terminated.

We currently do not have the internal resources necessary to develop and maintain the operating procedures required by the FDA and comparable foreign regulatory authorities to oversee distribution of our products. As a result, we have entered into arrangements with third parties to perform this function for the foreseeable future. If these agreements are unexpectedly terminated, we will be required to quickly enter into comparable arrangements with other qualified third parties, and we will be unable to distribute our products until an acceptable alternative is identified. If we were even only temporarily unable to distribute our products, our business could be materially and adversely affected.

We may never receive approval to sell LeukoScan in the United States.

We have not received approval from the FDA to sell our LeukoScan diagnostic imaging product in the United States, and it remains unclear if we will ever obtain such approval. In addition, the FDA could impose conditions on its approval which could significantly affect the commercial viability of the product. The FDA could also require us to undertake additional clinical studies or otherwise expend additional funds before granting approval, and we could determine not to pursue our application any further at that time. If we do not receive approval to market and sell LeukoScan in the United States, our results of operations and financial condition could be adversely affected.

In the event we are unable to continue to use fluids produced in mice for certain of our product candidates, we might need to make expensive and time consuming changes in our development programs.

CEA-Scan and certain of our other imaging agents are derived from the fluids produced in mice. Regulatory authorities, particularly in Europe, have expressed concerns about the use of these fluids for the production of monoclonal antibodies. These regulatory authorities may determine that our quality control procedures for these products are inadequate. While we are continuing our development efforts to produce certain of our monoclonal antibodies using alternative methods, this process constitutes a substantial production change, which in itself will require additional manufacturing equipment and new regulatory approvals. In the event we have to discontinue the use of mouse fluids, we may not have the resources at the time to acquire the necessary manufacturing equipment and expertise that we will need to make the changes in our development programs.

We may be liable for contamination or other harm caused by hazardous materials that we use in the operations of our business.

In addition to laws and regulations enforced by the FDA, we are also subject to regulation under various other foreign, Federal, state and local laws and regulations. Our research and development programs involve the controlled use of viruses, hazardous materials, chemicals and various radioactive compounds. The risk of accidental contamination or injury from these materials can never be completely eliminated, and if an accident occurs we could be held liable for any damages that result, which could exceed our available resources.

The nature of our business exposes us to significant liability claims, and our insurance coverage may not be adequate to cover any future claims.

The use of our compounds in clinical trials and any future sale exposes us to liability claims which could be substantial. These claims might be made directly by healthcare providers, medical personnel, patients, consumers, pharmaceutical companies and others selling or distributing our compounds. While we currently have product liability insurance that we consider adequate for our current needs, we may not be able to continue to obtain comparable insurance in the future at an acceptable cost, if at all. If for any reason we cannot maintain our existing or comparable liability insurance, our ability to clinically test and market products could be significantly impaired. Moreover, the amount and scope of our insurance coverage, as well as the indemnification arrangements with third parties upon which we rely, may be inadequate to protect us in the event of a successful product liability claim. Any successful claim in excess of our insurance coverage could materially and adversely affect our financial condition and operating results.

The loss of key employees could adversely affect our operations.

We are heavily dependent upon the talents of Dr. Goldenberg, our Chief Scientific Officer, Ms. Sullivan, our President and Chief Executive Officer, and certain other key personnel. If Dr. Goldenberg, Ms. Sullivan or any of our other key personnel were to unexpectedly leave our company, our business and results of operations could be materially and adversely affected. In addition, as our business grows we will need to continue to attract additional management and scientific personnel. Competition for qualified personnel in the biotechnology and pharmaceutical industries is intense, and we may not be successful in our recruitment efforts. If we are unable to attract, motivate and retain qualified professionals, our operations could be materially and adversely affected.

We are subject to certain covenants that place restrictions on the operation of our business.

We are subject to contractual covenants that provide that we may not enter into certain transactions without the prior consent of certain holders of our common stock. For example, we may not sell our business to an affiliate without such approval unless the sale is for consideration at least equal to (a) the fair market value of our company (as determined by our Board of Directors) in the event of a sale of assets or (b) the then current market price of our common stock in the event of a sale of stock. As a result of these covenants, we may be unable to sell the company under circumstances that you and other stockholders would otherwise approve.

Our ability to achieve significant revenues from the sale of our products will depend, in part, on the ability of healthcare providers to obtain adequate reimbursement from Medicare, Medicaid, private insurers and other health care payers.

The continuing efforts of government and insurance companies, health maintenance organizations and other payers of health care costs to contain or reduce costs of health care may adversely affect our future revenues and ability to achieve profitability. Our ability to successfully commercialize future products will depend, in significant part, on the extent to which health care providers can obtain appropriate reimbursement levels for the cost of our products and related treatment. Third-party payers are increasingly challenging the prices charged for diagnostic and therapeutic products and related services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, could control or significantly influence the purchase of health care services and products. In addition, legislative proposals to reform health care or reduce government insurance programs may result in lower prices or the actual inability of prospective customers to purchase our products. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could materially and adversely affect our ability to operate profitably. Furthermore, even if reimbursement is available, it may not be available at price levels sufficient for us to realize a positive return on our investment.

The general business climate is uncertain and we do not know how this will impact our business.

Over the past 18 months, there have been dramatic changes in economic conditions and the general business climate has been negatively impacted. Indices of the United States stock markets have fallen precipitously, and consumer confidence has waned. Accordingly, many economists theorize that the United States is in a recession. Compounding the general unease about the current business climate is the still unknown economic and political impact of the September 11, 2001 terrorist attacks and hostilities in Afghanistan. We are unable to predict how any of these factors may affect our business.

                        Risks Related to Our Common Stock

The market price of our stock is likely to continue to fluctuate widely based on a number of factors, many of which are beyond our control.

The market price of our common stock has been, and is likely to continue to be, highly volatile. Furthermore, the stock market generally and the market for stocks of relatively small biopharmaceutical companies like us, have from time to time experienced, and likely will again experience, significant price and volume fluctuations that are unrelated to actual operating performance.

From time to time, stock market analysts publish research reports or otherwise comment upon our business and future prospects. Due to a number of factors, we may fail to meet the expectations of securities analysts or investors and our stock price would likely decline as a result. These factors include:

o    announcements  by us, our partners or our competitors of clinical  results,
     technological   innovations,   product  sales,   new  products  or  product
     candidates;

o the formation or termination of our corporate alliances and distribution arrangements;

o developments or disputes concerning our patent or other proprietary rights, and the issuance of patents in our field of business to others;

o    government regulatory action;

o    period-to-period fluctuations in the results of our operations; and

o developments and market conditions for emerging growth companies and biopharmaceutical companies, in general.

In the past, following periods of volatility in the market prices of the securities of companies in our industry, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management's attention and resources, which would negatively impact our business.

Our principal stockholder can significantly influence all matters requiring the approval by our stockholders.

As of March 31, 2002, Dr. Goldenberg, our Chairman and Chief Scientific Officer, controlled the right to vote approximately 17.5% of our common stock. As a result of this voting power, Dr. Goldenberg has the ability to significantly influence the outcome of substantially all matters that may be put to a vote of our stockholders, including the election of our directors.

A significant number of our shares are eligible for resale that may lower the market price of our common stock and impair our ability to raise new funds.

As of June 10, 2002, we had approximately 49,877,443 shares of common stock outstanding, 8,174,547 of which were held by our directors and executive officers. These shares may be resold within the limitations imposed by Rule 144 under the Securities Act. As of June 10, 2002, there were an additional 2,854,250 shares issuable upon the exercise of stock options, of which 1,400,125 were exercisable and 204,000 shares issuable upon the exercise of warrants. Sales of substantial amounts of shares of our common stock, or the mere prospect that those sales will occur, could cause the market price of our common stock to decline. Those sales might make it more difficult for us to sell equity and equity-related securities in the future at a time and price that we consider appropriate.

We have adopted anti-takeover provisions that may frustrate any unsolicited attempt to acquire our company or remove or replace our directors and executive officers.

Provisions of our certificate of incorporation, our by-laws and Delaware corporate law could make it more difficult for a third party to acquire control of our company in a transaction not approved by our Board of Directors. For example, we have adopted a stockholder rights plan that makes it more difficult for a third party to acquire control of our company without the support of our Board of Directors. In addition, our Board of Directors may issue up to ten million shares of preferred stock and determine the price, rights, preferences and privileges, including voting and conversion rights, of these shares without any further vote or action by our stockholders. The issuance of preferred stock could have the effect of delaying, deterring or preventing an unsolicited change in control of our company, or could impose various procedural and other requirements that could make it more difficult for holders of our common stock to effect certain corporate actions, including the replacement of incumbent directors and the completion of transactions opposed by the incumbent Board of Directors. The rights of the holders of our common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

We are also subject to Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with any "interested" stockholder (as defined in Section 203) for a period of three years from the date the person became an interested stockholder, unless certain conditions are met.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, and in the documents we incorporate by reference, that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Sometimes these statements contain words like "may," "believe," "expect," "continue," "intend," "anticipate," "plan," "seek" and "estimate" or other similar words. These statements could involve known and unknown risks, uncertainties and other factors that might significantly alter the actual results suggested by the statements. In other words, our performance might be quite different from what the forward-looking statements imply. The following factors, as well as those discussed above in this "Risk Factors" section and in the documents which we incorporate by reference, could cause our performance to differ from the implied results:

o    inherent   uncertainties   accompanying   the  marketing  of  CEA-Scan  and
     LeukoScan.

o    inherent uncertainties involving new product development and marketing.

o    inability  to  obtain  capital  for  continued   product   development  and
     commercialization.

o    actions of regulatory authorities concerning product approval.

o actions of government and private organizations concerning reimbursement of medical expenses.

o    impact of competitive products and pricing.

o    results of clinical trials.

o    loss of key employees.

o    changes in general economic and business conditions.

o    changes in industry trends.


We have no obligation to release publicly the result of any revisions to any of our "forward-looking statements" to reflect events or circumstances that occur after the date of this prospectus or to reflect the occurrence of other unanticipated events.


                                  OUR BUSINESS

                                    Overview

We are a biopharmaceutical company focused on the development, manufacture and marketing of monoclonal antibody-based products for the detection and treatment of cancer and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled form, or conjugated with radioactive isotopes, chemotherapeutics or toxins to create highly targeted delivery agents. Using these technologies, we have built a broad pipeline of diagnostic and therapeutic product candidates that utilize several different mechanisms of action. Our technologies are supported by an extensive portfolio of intellectual property that includes 74 issued patents and 3 allowed applications in the United States and 219 other patents issued worldwide.

Our most advanced therapeutic product candidate, epratuzumab, binds to the malignant cells that comprise non-Hodgkin's B-cell lymphoma and certain other lymphocytic leukemias. In December 2000, we granted a license to Amgen to further develop and commercialize epratuzumab in North America and Australia. We maintain rights to epratuzumab outside of this territory. Amgen is currently evaluating this compound in Phase II and Phase III clinical trials for the treatment of patients with non-Hodgkin's lymphoma. We are conducting clinical trials of the unlabeled and radiolabeled versions of this antibody, epratuzumab and epratuzumab-Y-90, as well as five other therapeutic product candidates.

Our proprietary technologies have also enabled us to develop highly specific diagnostic imaging agents, one of which, CEA-Scan, has already been approved in the United States and the European Union, and is being marketed for the detection of colorectal cancers. Our second diagnostic product, LeukoScan has been approved in Europe and is being marketed for the detection of bone infections. We have five additional diagnostic product candidates in preclinical or clinical development.

                            The Immunomedics Solution

In the course of developing our diagnostic imaging agents over a period of several years, we were able to establish core technical competencies in the areas of antibody modification and reengineering. As a result, today our portfolio of proprietary technologies is extremely versatile, permitting us to develop both diagnostic and therapeutic product candidates using the same monoclonal antibodies. Additionally, these technologies enable us to conjugate our antibodies with radioisotopes, chemotherapeutics and toxins with the objective of achieving even greater therapeutic efficacy and versatility.

                                  Our Strategy

Our objective is to become a leader in the development and out-licensing of monoclonal antibodies for the targeted diagnosis and treatment of cancer and other serious diseases. In order to accomplish this, we intend to continue to enhance our proprietary technology platform to allow us to further increase the efficacy of our current diagnostic and therapeutic product candidates. Using these same technologies, we also plan to develop and out-license a broad portfolio of new product candidates for a number of additional indications. In order to stay focused on our core competencies as we grow, we will continue to consider strategic alliances with well-qualified partners such as Amgen, but only when we believe the true value of our product candidates can be ascertained.

                                Product Pipeline

In addition to epratuzumab, we are evaluating a radiolabeled version of the same antibody, epratuzumab-Y-90, to target Non-Hodgkin's B-cell lymphoma. By delivering the radioactive isotope directly to the cancerous cells, we believe we can reduce the total exposure of the patient to radiation, ideally minimizing debilitating side effects. We are also evaluating epratuzumab as a therapeutic in certain autoimmune diseases. Another disease target we are focused on is the CEA antigen, which is abundant at the site of virtually all cancers of the colon and rectum, and is associated with many other solid tumors. We are developing an antibody, labetuzumab or "CEA-Cide," to target the CEA antigen. We are conducting studies of this antibody in both labeled and unlabeled forms. We believe that labetuzumab may be efficacious in the treatment of several cancers, including colorectal, breast and pancreatic cancers. In addition, we have five other therapeutic product candidates in preclinical development for the treatment of liver cancer, prostate cancer, malignant melanoma, multiple myeloma and myeloid leukemia. With the exception of the limited license granted to Amgen for epratuzumab, we have retained worldwide rights to all of our clinical and preclinical therapeutic candidates.

In addition to CEA-Scan and LeukoScan, our pipeline of diagnostic product candidates includes one compound in clinical development for the diagnosis of Non-Hodgkin's B-cell lymphomas, LymphoScan, and another compound in clinical development for the diagnosis of liver cancer, AFP-Scan. We have three additional product candidates in preclinical development for the imaging of prostate cancer, multiplemyeloma and malignant melanoma.

Finally, we are also developing new cancer therapeutic antibody technologies involving the selective delivery of therapeutic agents through pre-targeting in collaboration with IBC Pharmaceuticals, LLC.

                             Strategic Partnerships

In December 2000, we licensed to Amgen the right to further develop and commercialize epratuzumab in North America and Australia. In exchange for granting this license, we received an upfront payment of $18.0 million in February 2001 and are entitled to receive future milestone payment and royalties if the compound is successful. Amgen has assumed our ongoing Phase III clinical trial for epratuzumab in patients with low-grade, non-Hodgkin's lymphoma who have failed chemotherapy or Rituxan therapy. Amgen is also conducting a Phase II trial of epratuzumab used in concert with Rituxan for the treatment of similar non-Hodgkin's lymphoma patients. These two trials, together with several other trials now being planned, are part of our regulatory strategy to achieve regulatory approval and commercialization of this compound as quickly as possible. Amgen is also collaborating with us in the development of second-generation product candidates involving our epratuzumab antibody, that, if successful and commercialized, could result in additional milestone, royalty and sales bonus payments to us.

In March 1999, we  established  IBC  Pharmaceuticals,  LLC, a joint venture with
Beckman Coulter, Inc., to develop novel cancer radiotherapeutics using bi-specific antibodies for pre-targeting. Bi-specific antibodies are able to bind both a tumor antigen as well as a small molecule to which a radioisotope can be attached. The joint venture's first product candidate, PentaCEA, is currently in a Phase I/II clinical trial. On May 23, 2002, we acquired the 43% membership interest in IBC Pharmaceuticals, LLC that was held by Beckman Coulter pursuant to our Purchase and Sale Agreement with Beckman Coulter and Coulter Corporation, a subsidiary of Beckman Coulter, dated as of May 21, 2002. Our purpose for completing this transaction was to gain control of IBC Pharmaceuticals, LLC's development of targeted cancer therapeutics.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholder. The selling stockholder will pay all selling expenses, including without limitation, any underwriting discounts, selling commissions and brokers' fees, incurred in connection with the sale or other disposition of the shares covered by this prospectus. We will bear all costs and expenses incurred in effecting the registration of the shares covered by this prospectus, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of our counsel and our independent public accountants, fees and expenses (including counsel fees) incurred in connection with complying with state securities laws, transfer taxes, fees for transfer agents and registrars, and the Nasdaq National Market listing fees and related expenses.

                               SELLING STOCKHOLDER

Until May 23, 2002, our company and the selling stockholder were members of a joint venture, IBC Pharmaceuticals, LLC. In connection with the selling stockholder's sale of its membership interests in IBC Pharmaceuticals to us, 138,900 of the shares of common stock being offered herein were issued to the selling stockholder and 150,000 of the shares of common stock being offered herein underly a warrant that we issued to the selling stockholder.

The table below presents the following information: (1) the number of shares of common stock beneficially owned by the selling stockholder as of June 12, 2002;
(2) the number of shares that the selling stockholder is offering under this prospectus, and (3) the number of shares that the selling stockholder will beneficially own after the completion of this offering, assuming that the selling stockholder does not acquire any other shares of our common stock subsequent to June 12, 2002. The number of shares shown as being beneficially owned by the selling stockholder after the offering assumes that the selling stockholder has sold all the shares of our common stock which may be sold pursuant to this prospectus.

The number of shares beneficially owned by the selling stockholder is determined as of the date of this prospectus in accordance with Rule 13d-3 of the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other right. The selling stockholder has sole voting and investment power with respect to the shares shown as beneficially owned.


                                        Shares of Common Stock
                                         Beneficially Owned as                                     Shares of Common Stock
                                                  of              Shares of Common Stock          Beneficially Owned After
Selling Stockholder                         June 12, 2002              Being Offered                    the Offering
-------------------                         -------------              -------------                    ------------

Beckman Coulter, Inc................            288,900                   288,900                            -0-
4300 N. Harbor Boulevard
P.O. Box 3100
Fullerton, California 92834-3100


                              PLAN OF DISTRIBUTION

Manner of Sales; Broker-Dealer Compensation

The selling stockholder, or any successors in interest to the selling stockholder, may sell any shares of our common stock that it acquired pursuant to our Purchase and Sale Agreement with the selling stockholder and Coulter Corporation, a subsidiary of the selling stockholder, dated May 21, 2002, or that the selling stockholder may acquire upon exercise of the Warrant dated May 23, 2002. The sale of our common stock may be effected in one or more of the following methods:

o    ordinary brokers' transactions;

o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

o purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

o "at the market" to or through market makers or into an existing market for our common stock;

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

o through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

o    in privately negotiated transactions;

o to cover short sales, except to the extent that they are restricted contractually from doing so; or

o    any combination of the foregoing.

The selling stockholder also may sell its shares in reliance upon Rule 144 under the Securities Act of 1933 at such times as it is eligible to do so.

We have been advised by the selling stockholder that it has not made any arrangements for the distribution of the shares of common stock. Brokers, dealers or underwriters who effect sales for the selling stockholder may arrange for other brokers, dealers or underwriters to participate. Brokers, dealers or underwriters engaged by the selling stockholder will receive commissions or discounts from it in amounts to be negotiated prior to the sale. These brokers, dealers or underwriters may act as agent or as principals.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares of common stock acquired by it, and the pledgees, secured parties or persons to whom these securities have been pledged shall, upon foreclosure in the event of default, be considered a selling stockholder hereunder. In addition, the selling stockholder may, from time to time, sell short our common stock. In these instances, this prospectus may be delivered in connection with these short sales.

From time to time, the selling stockholder may transfer, pledge, donate or assign shares of our common stock that it acquired to lenders or others and each of these persons will be considered a selling stockholder for purposes of this prospectus. The number of shares of our common stock beneficially owned by the selling stockholder will decrease as and when it transfers, pledges, donates or assigns shares of our common stock. The plan of distribution for our common stock by the selling stockholder set forth herein will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be considered a selling stockholder hereunder.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder, including in connection with distributions of our common stock by these broker-dealers. The selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer these shares. The selling stockholder also may loan or pledge our common stock to a broker-dealer and the broker-dealer may sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

Filing of a Post-Effective Amendment In Certain Instances

If the selling stockholder notifies us that it has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, we will file a post-effective amendment to the registration statement under the Securities Act of 1933. The post-effective amendment will disclose:

o    The name of each broker-dealer involved in the transaction.

o    The number of shares of common stock involved.

o    The price at which those shares of common stock were sold.

o    The   commissions   paid  or  discounts  or  concessions   allowed  to  the
     broker-dealer(s).

o    If   applicable,   that  these   broker-dealer(s)   did  not   conduct  any
     investigation to verify the information contained or incorporated by reference in this prospectus, as supplemented.

o    Any other facts material to the transaction.

Certain Persons May Be Deemed to Be Underwriters

Any broker-dealers who execute sales for the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 because of the number of shares of common stock to be sold or resold by these persons or entities or the manner of sale of these shares, or both. If any broker-dealer or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Regulation M

We have informed the selling stockholder that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholder will be re-offering and reselling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to our common stock.

Indemnification and Other Matters

We have agreed to pay all of the expenses incident to the registration, offering and sale of our common stock by the selling stockholder to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling stockholder and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification agreement is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

This offering will terminate on the date on which all shares offered hereby have been sold by the selling stockholder.

                                  LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will give its opinion on the validity of the common stock.

                                     EXPERTS

The consolidated financial statements of Immunomedics, Inc. and subsidiaries as of June 30, 2001 and 2000, and for each of the years in the three-year period ended June 30, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

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

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

o inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

o obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

o    obtain a copy from the SEC web site.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

o Annual Report on Form 10-K for the year ended June 30, 2001, filed on September 28, 2002;

o Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 13, 2001;

o Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed on February 14, 2002;

o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002;

o    Current  Report on Form 8-K for the March 1, 2002 event,  filed on March 4,
     2002;

o    Current  Report on Form 8-K for the March 4, 2002 event,  filed on March 8,
     2002;

o    Current  Report on Form 8-K for the May 23,  2002  event,  filed on May 28,
     2002;

o Current Report on Form 8-K/A for the March 1, 2002 event, filed on May 31, 2002; and

o The description of the common stock contained in our Registration Statement on Form 8-A filed on May 7, 1984.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Immunomedics, Inc., 300 American Road, Morris Plains, New Jersey 07950, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (973) 605-8200 or via email at investor@immunomedics.com.

     To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

                                       16